Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED JUNE 30, 2014

•	Finished drilling five horizontal wells; drilling the horizontal section on the sixth

•	Completed two horizontal wells in the Delaware Basin; two additional wells to be completed in August

•	Two Turner horizontal wells in the Powder River Basin to be completed in August

•	Financing transaction is progressing on plan; when complete, expect it to provide additional capital with which to accelerate horizontal drilling

Denver, Colorado – August 11, 2014 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter ended June 30, 2014.

Nicholas J. Sutton, Chief Executive Officer, said: “Resolute is building momentum in its horizontal drilling activity in the Permian and Powder River basins. We have six gross operated horizontal wells (5.3 net) that are either flowing back or have frac dates scheduled in August. These wells will position the Company for a strong exit from the third quarter, as we expect that they will add meaningfully to production. Our Permian Basin drilling activities continue, with current operations involving our second 7,500 foot horizontal lateral in the Delaware Basin in Reeves County, Texas. We expect to drill additional Delaware Basin horizontal Wolfcamp wells in the third and fourth quarters.

“Focusing on our Permian Basin operations, in Reeves County the Harrison State C20 1401H well was completed in the Wolfcamp B on June 27 with a 21-stage frac. To date, the Harrison State has established a 24 hour peak IP rate of 1,312 barrels of oil equivalent (“Boe”) per day based on a calculation of three stream production. In light of the high pressures observed in this area of the Delaware Basin we have adopted a conservative strategy for this early-stage production. We have restricted flowback rates for the Harrison State with tighter choke settings, and believe that doing so will enhance its long-term productivity and economics. The well is flowing back on a 24/64 inch choke with flowing casing pressures of more than 2,800 pounds after 43 days of flowback. Normalized for flowing pressure, we think this has the potential to be one of the best wells in the area. Also, in our Appaloosa area of Reeves County, the James 02 1401H is scheduled for completion in late August. In our Mustang area, the LH Meeker C21 1501H continues to outperform our type curve and has produced approximately 139,000 Boe over its first 161 days of production. After drilling a total of six approximately 5,000 foot laterals in the Permian Basin, we have focused on drilling 7,500 foot laterals in the Delaware Basin. Our first, the Renegade 0302BH, was completed on August 6 with a 31-stage frac and is flowing back. Our second, the Steamworks 0301BH, is drilling ahead in the lateral portion of the wellbore. We expect to continue drilling such wells in the Delaware Basin into the fourth quarter. In the Gardendale project area of the Midland Basin, we were active with horizontal drilling in the fourth quarter of 2013 and we anticipate restarting drilling in 2015. Finally, in our Big Spring project area in Howard County, offset operators continue to achieve impressive results with their horizontal drilling and we anticipate commencing horizontal drilling on our acreage in the near future.

“In the Powder River Basin of Wyoming, beginning in the second quarter we drilled two horizontal wells in Hilight Field targeting the Turner formation. We expect to complete both wells in August. These wells are located approximately three miles from our successful first Turner well, the Castle 3-21TH, which has had cumulative production of 123,000 Boe in about eight months and is still producing approximately 300 Boe per day. We have approximately 45 Turner locations and anticipate continuing our drilling activities there later in 2014 and into 2015, subject to capital availability. Throughout the basin, industry players have been active in testing several other formations, and preliminary evaluation of the sidewall cores and logs taken from our recent wells indicate opportunities in the Parkman and Sussex formations on our Hilight Field acreage. We believe we may have as many as 30 potential Parkman horizontal locations to complement our inventory of Turner locations.

“As a final operational comment, Aneth Field continues to provide substantial production and cash flow on plan with relatively little investment in capital projects. Our operating team continues to make great progress in enhancing this terrific giant oil field, as during the quarter it successfully undertook projects to increase our recycle capacity and improve the field’s electrical infrastructure. These improvements will position Aneth Field for future growth as we take advantage of our deep inventory of highly economic projects in the field.

“We continue to evaluate opportunities to improve our financial position and provide additional capital to increase our drilling activity in the Permian and Powder River basins. Since we last reported to you, we have made significant progress on a financing transaction in which we would monetize approximately half of our economic interest in Aneth Field in a yield-oriented tax-advantaged vehicle, while remaining as operator of the field and retaining a meaningful stake in the reserves and production upside. Simultaneously, we also have continued to evaluate other potential financing alternatives that would enable us to reduce outstanding debt and appropriately capitalize the Company to pursue those same goals. We look forward to providing more information as these activities progress.

“While some second quarter production growth was deferred due to completion delays associated with the Harrison State and James horizontal wells, we expect that our annual production will be within our guidance range. We anticipate that the additional production from the six horizontal wells to be completed by the end of August will add significantly to third and fourth quarter production.

“The next several quarters will be very exciting as we complete new horizontal wells, drill additional Permian and Powder River basin horizontal wells and address our financial structure. Resolute is committed to improving the value recognition of our assets and allowing the understanding of our diverse assets to be fully realized in the market.”

Operational update

Permian Basin

In the quarter, Resolute continued its focus on the Delaware Basin, reaching several significant milestones. We successfully completed the Harrison State C20 1401H horizontal well with a 21-stage frac in the Wolfcamp B and completed work on the Appaloosa gas gathering and water disposal infrastructure, allowing the Harrison well to sell gas and to dispose of water via pipeline. With this new infrastructure, the Appaloosa project area is ready for additional horizontal development. To date, the Harrison State has established a 24 hour peak IP rate of 1,312 Boe per day and is flowing back on a 24/64 inch choke with flowing casing pressures of more than 2,800 pounds after 43 days of flowback. As discussed in our last press release and above in this release, our Appaloosa area has very high reservoir pressures and excellent initial productivity. Consequently, we plan to flow back the Harrison State and subsequent wells with restricted choke sizes. We expect these restricted-rate wells will have shallower declines and produce better economic results.

During the second quarter we drilled the Renegade 0302BH in our Mustang area of Reeves County, with a 7,500 foot lateral. Our Mustang acreage position is well suited for drilling 7,500 foot laterals. The Renegade well was completed last week with a 31-stage frac and nine million pounds of sand in the Wolfcamp B and is in the early stages of flowback. We spud the Steamworks 0301BH at the end of the quarter, and are drilling in the lateral section of the well. The James 02 1401H is scheduled for frac in late August.

In the Midland Basin, planning continues for a horizontal drilling program in Midland and Ector counties where we have an inventory of wells ready to drill. With the experience of our first three horizontal wells in the Gardendale area, as well as that of offset operators, we remain encouraged by the resource potential there. Resolute participated with our operating partner in the Big Spring acreage to drill and complete three vertical Wolfberry wells during the quarter. The wells were brought online during the quarter utilizing multistage completions and are producing above type curve. We anticipate drilling three additional vertical wells in this area during the second half of the year. More important, the Big Spring area is transitioning from vertical wells to horizontal wells as operators have achieved excellent results in the upper Wolfcamp, and we anticipate commencing horizontal drilling with our operating partners in this area in the next several months.

Hilight Field – Powder River Basin

The steady production from legacy Muddy formation wells has been augmented by our successful horizontal drilling of the Turner formation. Our first Turner horizontal well, the Castle 3-21TH, will pay out in less than a year. Since the end of the first quarter, we drilled two Turner horizontal wells, the Castle 13-41TH and the Grand 7-14TH, that are scheduled to frac in mid-August. These two wells are located in the south end of our acreage and will provide additional data points for a potential continuous drilling program beginning in 2015. We anticipate having the necessary permits in place to begin that program by the fourth quarter of this year. In addition to our own success in this area, we are encouraged by the success of offset operators who are developing production in multiple formations including the Turner and Parkman.

Aneth Field

Predictably, Aneth production, projects and costs are on plan for the year. Capital projects were mostly focused on the Aneth Central Gas Processing Plant where we are increasing throughput capacity from 55 MMcf per day to 75 MMcf per day. Other activities in the second quarter included working with our power provider to increase available power for future expansions, preparing the nine-pattern DC IIC project in the McElmo Creek Unit for CO2 injection, building DC IIC pressure in the McElmo Creek Unit to miscible level, cleaning injectors with coil tubing to increase injectivity, improving well test equipment for better data collection, upgrading production facilities to improve reliability and permitting for future well activities.

Second Quarter and Six Month Comparative Results

Resolute recorded a net loss of $16.1 million, or $(0.22) per share, on revenue of $88.5 million during the three months ended June 30, 2014, which included mark-to-market derivative losses of $14.9 million. This compares to net income of $9.0 million, or $0.14 per share on revenue of $89.1 million during the three months ended June 30, 2013, which included mark-to-market derivative gains of $13.7 million.

For the six months ended June 30, 2014, Resolute recorded a net loss of $19.7 million or $(0.27) per share, on revenue of $179.3 million, which included mark-to-market derivative losses of $18.0 million. This compares to net income of $6.0 million, or $0.09 per share for the 2013 period, on revenue of $168.0 million, which included mark-to-market derivative gains of $13.8 million.

Second Quarter and Six Months 2014 Results Compared

to Second Quarter and Six Months 2013 Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	569	569	1,124	1,112
Permian	396	402	809	682
Wyoming	154	135	316	273

Total production (current operations)	1,119	1,106	2,249	2,067
North Dakota[1]	1	87	5	173

Total production	1,120	1,193	2,254	2,240

Daily rate (Boe)	12,311	13,107	12,454	12,374

Revenue per Boe (excluding commodity derivative settlements)	$78.96	$74.72	$79.56	$75.02
Revenue per Boe (including commodity derivative settlements)	$72.44	$68.95	$74.21	$68.87

Revenue	$88,459	$89,116	$179,337	$168,013
Commodity derivative losses	(7,303)	(6,883)	(12,053)	(13,775)

Revenue, net of derivative losses	81,156	82,233	167,284	154,238

Operating expenses:
Lease operating expense	29,390	25,588	58,044	50,800
Production and ad valorem taxes	10,015	10,876	20,613	21,099
Depletion, depreciation, amortization and asset retirement obligation accretion	31,625	28,796	63,533	53,678
General and administrative expense	10,497	9,129	19,140	17,697

Net income (loss)	(16,120)	9,023	(19,668)	5,974

Adjusted EBITDA	$35,714	$41,276	$76,838	$71,783

[1]	North Dakota properties were disposed of in July 2013 and March 2014.

Adjusted EBITDA (a non-GAAP measure): During the second quarter of 2014, Resolute generated $35.7 million of Adjusted EBITDA, or $31.88 per Boe, a thirteen percent decrease from the prior year period during which Resolute generated $41.3 million of Adjusted EBITDA, or $34.61 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreased production largely attributable to the sale of the North Dakota properties offset by increased commodity pricing ($78.96 per Boe in 2014 compared to $74.72 per Boe in 2013).

During the first six months of 2014, Resolute generated $76.8 million of Adjusted EBITDA, or $34.09 per Boe, a seven percent increase from the prior year period. During the comparable prior year period, Resolute generated $71.8 million of Adjusted EBITDA, or $32.05 per Boe. The increase in Adjusted EBITDA resulted primarily from increased commodity pricing ($79.56 per Boe in 2014 compared to $75.02 per Boe in 2013) and increased production from the drilling of additional wells in both the Permian Basin and Wyoming properties, offset by production losses due to the sale of the Company’s North Dakota properties.

Production: Production for the quarter ended June 30, 2014, decreased six percent to 1,120 MBoe as compared to 1,193 MBoe during the second quarter of 2013, and decreased one percent from the first quarter of 2014. Production for the six months ended June 30, 2014, was 2,254 MBoe as compared to 2,240 MBoe for the six months in 2013.

On July 15, 2013, the Company closed on the disposition of its New Home Properties, and its remaining North Dakota properties were sold in March 2014. Pro forma for the sale of the North Dakota properties, production for the quarter ended June 30, 2014, increase one percent, to 1,119 MBoe, as compared to 1,106 MBoe during the prior year comparable period. Pro forma production for the six months ended June 30, 2014, increased to 2,249 MBoe, or nine percent, from the 2,067 MBoe produced during the first six months of 2013.

Second quarter production from the Company’s Aneth Field properties remained unchanged at 569 MBoe compared to the second quarter of 2013 and increased two percent from the 555 MBoe produced during the first quarter of 2014. During the six months of 2014, production increased one percent to 1,124 MBoe as compared to 1,112 MBoe for the six months of 2013.

Production from the Company’s Permian Basin properties decreased by 6 MBoe to 396 MBoe as compared to the 402 MBoe produced in the second quarter of 2013 and decreased four percent from the 413 MBoe produced during the first quarter of 2014. Second quarter production was negatively affected by delays in completing certain horizontal wells. During the first half of 2014, production increased 127 MBoe, to 809 MBoe from the 682 MBoe producing during the first half of 2013. The increase from the comparable prior year period was attributable to the acquisition of producing wells in the Permian Basin in March 2013 and to the Company’s drilling activity in the area.

Wyoming production during the second quarter increased 19 MBoe to 154 MBoe from the 135 MBoe produced in the second quarter of 2013, and decreased 8 MBoe from the 162 MBoe produced during the first quarter of 2014. During the first half of 2014, production increased 43 MBoe to 316 MBoe from the 273 MBoe produced during the first half of 2013. The increase in production from the comparable prior year period is the result of successfully completing a horizontal well in the Turner formation in the fourth quarter of 2013.

Revenue: During the second quarter of 2014 Resolute realized a one percent decrease in adjusted revenue (revenue net of commodity derivative settlement losses) as compared to the prior year quarter due to decreased production offset by revenue associated with increased commodity prices. Total adjusted revenue for the quarter was $81.2 million, including the effect of commodity derivative settlement losses of $7.3 million. During the second quarter of 2013 Resolute had total adjusted revenue of $82.2 million, including commodity derivative settlement losses of $6.9 million.

For the six months ended June 30, 2014, Resolute realized an eight percent increase in adjusted revenue as compared to the first six months of 2013, due to increased production as well as revenue associated with increased commodity pricing. Total adjusted revenue for the six months of 2014 was $167.3 million, including realized commodity derivative settlement losses of $12.0 million. For the six months of 2013, Resolute had total adjusted revenue of $154.2 million, including commodity derivative settlement losses of $13.8 million.

Operating Expenses: For the second quarter of 2014, total lease operating expenses (“LOE”) increased fifteen percent to $29.4 million, or $26.23 per Boe, as compared to second quarter 2013 LOE of $25.6 million, or $21.45 per Boe. Sequentially, LOE increased three percent from $28.7 million, or $25.27 per Boe, from the preceding quarter. The quarter-over-quarter aggregate dollar increase was mainly attributable to expanded operational activity in the Permian Basin. Total production taxes decreased by $0.9 million, or eight percent, to $10.0 million (eleven percent of revenue) from $10.9 million in 2013 (twelve percent of revenue). Production taxes decreased on a Boe basis from $9.12 per Boe in 2013 to $8.94 per Boe in 2014 due to lower ad valorem tax estimates and comparatively greater revenues generated in areas with lower tax rates.

For the first six months of 2014, total lease operating expenses increased fourteen percent to $58.0 million, or $25.75 per Boe, from 2013 lease operating expenses of $50.8 million, or $22.68 per Boe. Total production taxes decreased by $0.5 million, or two percent, to $20.6 million (twelve percent of revenue) as compared to $21.1 million (thirteen percent of revenue), and decreased on a Boe basis from $9.42 per Boe in 2013 to $9.14 per Boe in 2014.

Costs in most operating areas have been as anticipated during the first six months of 2014 but operating costs in certain areas of the Permian Basin have exceeded our expectations. The Company has implemented cost reduction initiatives in the Permian Basin that we anticipate will lower per barrel operating costs in the future, although the timing and amount of such realized savings cannot be predicted with accuracy.

For the second quarter of 2014 depletion, depreciation, amortization and accretion expenses increased ten percent to $31.6 million, or $28.23 per Boe, as compared to $28.8 million, or $24.14 per Boe during the second quarter of 2013. The increase was due to an increase in the depletion, depreciation and amortization rate as a result of a decrease in proved undeveloped reserves at year-end 2013 due to the application of the SEC five-year rule for development of proved undeveloped properties.

For the first six months of 2014 depletion, depreciation, amortization and accretion expenses increased eighteen percent to $63.5 million, or $28.19 per Boe, as compared to $53.7 million, or $23.97 per Boe during the first six months of 2013. The reason for the six month increase was substantially the same as that discussed for the quarterly increase.

General and Administrative Expense: Resolute incurred cash-based general and administrative expense for the quarter of $6.3 million or $5.61 per Boe in 2014, compared to $4.9 million, or $4.08 per Boe in the comparable 2013 period. Share-based compensation expense, a non-cash item, represented $4.2 million for the second quarter of 2014 and $4.2 million for the second quarter of 2013. Including non-cash expenses, Resolute incurred general and administrative expense for the second quarter of 2014 of $10.5 million, or $9.37 per Boe, as compared to general and administrative expense of $9.1 million, or $7.65 per Boe, during the comparable period in 2013 and $7.62 per Boe in the preceding quarter. The increase is mostly attributable to increased personnel expense and professional services.

Cash-based general and administrative expense for the first half of 2014 was $12.2 million or $5.42 per Boe, compared to $11.0 million, or $4.93 per Boe in the comparable 2013 period. Stock-based compensation expense represented $6.9 million for the first six months of 2014 and $6.7 million for the first six months of 2013. Including non-cash expenses, general and administrative expense for the first half of 2014 was $19.1 million, or $8.49 per Boe, as compared to general and administrative expense of $17.7 million, or $7.90 per Boe, during the first half of 2013 due to the reasons noted above as well as increased share-based compensation expense and corporate overhead.

Capital Expenditures: Resolute incurred oil and gas related capital expenditures of approximately $47.3 million in the second quarter of 2014 and $83.3 million, net of divestitures of $4.8 million, during the first half of 2014. These capital investments were directed principally toward the Company’s ongoing tertiary recovery projects in Aneth Field and drilling and completion projects in the Permian Basin and the Powder River Basin.

Liquidity and Capital Resources: Outstanding indebtedness at June 30, 2014, consisted of $400 million of senior notes and $335 million in credit facility debt.

On March 7, 2014, the Company entered into the Ninth Amendment to the amended and restated Credit Facility which redefined and adjusted the Maximum Leverage Ratio to (a) 4.90:1.00 for the fiscal quarters ending March 31, 2014, and June 30, 2014, (b) 4.75:1.00 for the fiscal quarters ending September 30, 2014, and December 31, 2014, and (c) 4.00:1.00 for all quarters thereafter. The Ninth Amendment also provided that as of the last day of each fiscal quarter in 2014, the ratio of senior secured debt as of such date to Adjusted EBITDA for the four quarter period ending on such date may not exceed 2.75:1.00.

Additionally, in March 2014 the Company entered into the Tenth Amendment to the amended and restated Credit Facility agreement. In connection with the Tenth Amendment, the semi-annual redetermination of the Company’s borrowing base was completed, resulting in its borrowing base increasing to $425 million, consisting of a $400 million conforming tranche and a $25 million non-conforming tranche (which non-conforming tranche will expire no later than the Company’s next borrowing base redetermination date). The Tenth Amendment also required that the Company enter into commodity derivative agreements by March 31, 2014, on production of not less than 5,100 barrels of oil per day in the aggregate for the fiscal year ending December 31, 2015, at a weighted average price floor of not less than $84.17 per barrel. This requirement was satisfied during the first quarter of 2014.

Hedging Activities

At quarter end, Resolute had commodity derivatives in place for the remainder of 2014 covering aggregate average daily oil volumes of 7,700 barrels of oil per day (“Bbl per day”). Of that volume, 71 percent (5,500 Bbl per day) is covered by swaps with an average strike price of $92.94, with the remaining 2,200 Bbl per day covered by three-way collars with a weighted average cap of $96.09 per Bbl, a weighted average floor of $82.73 per Bbl, and a weighted average sold put option of $70.00 per Bbl. A NYMEX weighted average price of $90.00 per Bbl would yield a weighted average price to the Company of $91.67 per Bbl. The Company also has in place swaps covering daily gas volumes of 5,000 million British thermal units (“MMBtu”) per day at a NYMEX weighted average price of $4.17 per MMBtu.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Oil	$79,920	$81,680	$160,525	$154,616
Gas	6,175	5,301	14,161	9,836
Natural gas liquids	2,364	2,135	4,651	3,561

Total revenue	88,459	89,116	179,337	168,013

Operating expenses:
Lease operating	29,390	25,588	58,044	50,800
Production and ad valorem taxes	10,015	10,876	20,613	21,099
Depletion, depreciation, amortization and asset retirement obligation accretion	31,625	28,796	63,533	53,678
General and administrative	10,497	9,129	19,140	17,697

Total operating expenses	81,527	74,389	161,330	143,274

Income from operations	6,932	14,727	18,007	24,739

Other income (expense):
Interest expense, net	(7,577)	(7,181)	(15,373)	(15,262)
Commodity derivative instrument gain (loss)	(22,164)	6,841	(30,098)	55
Other income	8	15	9	18

Total other expense	(29,733)	(325)	(45,462)	(15,189)

Income (loss) before income taxes	(22,801)	14,402	(27,455)	9,550
Income tax benefit (expense)	6,681	(5,379)	7,787	(3,576)

Net income (loss)	$(16,120)	$9,023	$(19,668)	$5,974

Net income (loss) per common share:
Basic and diluted	$(0.22)	$0.14	$(0.27)	$0.09
Weighted average common shares outstanding:
Basic and diluted	73,843	66,782	73,692	63,322

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), early commodity derivative settlements, gains and losses on the sale of assets and ceiling test impairment of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	($ in thousands)
Net income (loss)	$(16,120)	$9,023	$(19,668)	$5,974

Adjustments:
Interest expense, net	7,577	7,181	15,373	15,262
Income tax expense (benefit)	(6,681)	5,379	(7,787)	3,576
Depletion, depreciation, amortization and asset retirement obligation accretion	31,625	28,796	63,533	53,678
Stock-based compensation	4,452	4,621	7,342	7,123
Mark-to-market derivative loss (gain)	14,861	(13,724)	18,045	(13,830)

Total adjustments	51,834	32,253	96,506	65,809

Adjusted EBITDA	$35,714	$41,276	$76,838	$71,783

Earnings Call Information

Resolute will host an investor call on August 12, 2014, at 4:30 PM ET. To participate in the call please dial (877) 418-5260 from the United States, or (866) 605-3852 from Canada or (412) 717-9589 from outside the U.S. and Canada. The conference call I.D. number is 1004 8437. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through August 15, 2014, by dialing (877) 344-7529 from the U.S., or (855) 669-9658 from Canada, or (412) 317-0088 from outside the U.S. The conference call I.D. number is 1004 8437.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding our intent to pursue, and the success of any, financing transactions to monetize a portion of our interest in Greater Aneth Field; our plans to increase our activity in the Permian and Powder River basins; future financial and operating results; statements regarding our production and cost guidance for 2014; liquidity and availability of capital; estimates of decline rates and economic results of our wells; our expectations regarding our operating, drilling, development and exploration plans and anticipated costs thereof; our anticipated production; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, drilling locations, and productive intervals, the anticipated timing, cost and rate of return of such activities; the testing and prospectivity of our properties and acreage; and

our expectations regarding lease operating expenses, particularly in the Permian Basin, and our efforts to reduce such costs. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization of Resolute’s compression facilities or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; the success of strategic plans, expectations and objectives for future operations of Resolute; Resolute’s level of indebtedness including our ability to fulfill our obligations under the senior notes and our credit facility. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

Production rates, including 24 hour peak IP rates and 30 day peak IP rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history and not necessarily indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.

You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 10, 2014, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

# # #

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com

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